Exhibit 10.1

October 31, 2011

Mr. Peter Shea

Dear Peter:

On behalf of the Board of Directors (“Board”) of SITEL Worldwide Corporation (“Sitel” or the “Company”), welcome to the Board. It is our hope that you will find your experience with us both professionally rewarding and personally enjoyable.

We believe that you can make a significant contribution toward helping Sitel achieve its goals. Effective, October 31, 2011, your Board compensation shall include the following:

1. A quarterly service fee of Sixteen Thousand Two Hundred Fifty dollars ($16,250.00) payable on the first business day of each calendar quarter of your tenure for your services as a Board Member, payable 50% in cash and 50% in stock.

2. A meeting fee of Fifteen Thousand Dollars ($15,000) per quarter regardless of the number of meetings held, payable in 50% in cash and 50% in stock.

3. Reimbursement of all reasonable expenses associated with your attendance at Board meetings in accordance with Sitel published expense policies.

4. The Company will indemnify you to the fullest extent allowed under the Delaware General Corporation Law, as amended form time to time (the “DGCL”), if you were a party or are threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that you are or were a director of the Company or while a director of the Company, you are or were serving at the request of the Company as a director, officer, or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity. This indemnification right includes the right to be paid by the Company expenses (including attorney’s fees) incurred in defending any such action, suit or proceeding in advance of its final disposition to the maximum extent permitted under the DGCL.

If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Company within sixty (60) days after a written claim has been received by the Company, you may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim, and if successful in whole or in part, you will also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense is not permitted under the DGCL, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including the Board of Directors or any committee thereof, independent legal counsel, or stockholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, you is permissible in the circumstances nor an actual determination by the Company (including the Board of Directors or any committee thereof, independent legal counsel, or stockholders) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible.

In the event of your death, this indemnification right shall inure to the benefit of your heirs, executors, administrators and personal representatives. The rights conferred above shall not be exclusive of any other right which you may have or hereafter acquire under any statute, bylaw, resolution of stockholders or directors, agreement or otherwise.

5. The other terms and conditions of Board membership are as stated in the Company’s Certificate of Incorporation and Bylaws.

We look forward to your continued service with the Company. If you are in agreement with these terms, would you please sign below and return a copy to me.

Sincerely,

/s/ David Garner
On behalf of the Board of Directors

Agreed to:

/s/ Peter Shea
Peter Shea